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                                 EXHIBIT 10.22


                                 CARESIDE, INC.
                              6100 BRISTOL PARKWAY
                             CULVER CITY, CA  90230


                              April 30, 1999



VIA TELECOPIER
--------------

S.R. One, Limited
4 Tower Bridge
200 Bar Harbor Drive
Suite 200
West Conshohocken, Pennsylvania 19428

Attn:  Ms. Brenda Gavin


Dear Brenda:

          This letter sets forth our mutual binding commitment to undertake, upon consummation of Careside, Inc.'s initial public offering of units comprised of one share of common stock and one common stock purchase warrant, the exchange of Series A Convertible Preferred Stock for one-third of the promissory note issued to S.R. One, Limited in connection with Careside's bridge financing pursuant to the Securities Purchase Agreement dated December 17, 1998 between Careside and S.R. One.

          The terms of this arrangement are summarized below and shall be set forth, together with customary representations, warranties and covenants, in a mutually agreeable Securities Conversion Agreement consistent with the following:


Issuer Careside, Inc. ("the Company"), a Delaware corporation.

Closing Date:              Upon consummation of the Company's initial public
                           offering (the "IPO")

Issue Conversion of $1 million, plus interest thereon, of the existing $3.0 million note issued in conjunction with the Securities Purchase Agreement dated December 17, 1999 into shares of Series A Convertible Preferred Stock. The number of shares of Series A Convertible Preferred Stock received on conversion of the loan
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                           shall be equal to the principal and interest so
                           converted divided by 85% of the IPO price per unit. The stated value of each share of Series A Convertible Preferred Stock shall be equal to the IPO price per unit.

I.  Preferred Stock
    ---------------

    Right of Conversion    Each share of Series A Convertible Preferred Stock is
                           convertible at any time (at the option of the holder) after 6 months following the closing of the IPO into a unit comprised of one share of the Company's common stock and one warrant to purchase one share of common stock. The exercise price of each warrant received on the conversion will be 150% of the IPO unit price.
                           Such warrants will be immediately exercisable after their issuance.

    Dividend Provisions    The holders of the Series A Preferred Stock shall be
                           entitled to receive cumulative dividends at the rate of 10% per annum when and if declared by the Board of Directors. Accrued and unpaid dividends will convert into units at the IPO unit price upon conversion of the Series A Convertible Preferred Stock into units.

    Voting Rights          The holders of the Series A Convertible Preferred
                           Stock shall be entitled to one vote per share of Preferred Stock. Warrants will not have voting rights.

    Ranking Senior in right of payment and liquidation to the common stock of the Company. Liquidation preference equal to the stated value plus accumulated preferred dividends.

    Registration Rights    Common Stock issuable upon conversion of Series A
                           Convertible Preferred Stock or exercise of warrants shall have registration rights (one demand and piggyback) after 6 months following the IPO.

    Anti-dilution          Anti-dilution protection for capitalization, stock
     Provisions            dividends, splits, etc.


    Redemption             The Series A Convertible Preferred Stock will be
                           redeemable in whole and not in part, at the option of
                           the Company for an amount equal to the sum of (i) the
                           IPO unit price, (ii) any accrued and unpaid
                           dividends, and (iii) the greater of (a) $0.05 or (b)
                           the average 5-day trading price of a share of common
                           stock less the exercise price, for each warrant
                           redeemed.
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II. The Bridge Loan        The original terms governing the loan warrants
     Warrants              continue to apply to these warrants and will differ
    --------------------   from the terms associated with the warrants received
                           on conversion of the Series A Convertible Preferred
                           Stock.

    Amount In consideration of conversion of the loan, the number of warrants to purchase common stock associated with the original loan shall be determined by dividing $1,500,000 by 85% of the IPO price per unit.

    Term                   Four years from the closing of the IPO.

    Exercise Price         As it currently is, i.e., a discount of 15% from
                                               ----
                           the IPO price per unit.

    Registration Rights    The existing loan warrant registration rights
                           agreement would be extended to all of these loan warrants.


III. The Bridge Loan       The original terms of the bridge loan shall remain as
--------------------       they currently are except as follows:


    Maturity All unpaid principal and interest shall become due on December 17, 1999

    Interest Rate          The interest rate shall increase to 10% at July 1,
                           1999 on all principal then outstanding.

    Conversion             All or any portion of the remaining principal, plus
                           accrued interest thereon, shall be convertible at the option of S. R. One, Limited, exercisable after December 1, 1999, into additional shares of Series A
                           Convertible Preferred Stock determined on the same basis as the terms set forth herein.

    Prepayment             The Company shall be entitled to prepay all or any
                           portion of the outstanding balance of the loan at any
                           time without premium or penalty. Prepayments shall be
                           applied first to accrued and unpaid interest.
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          Please indicate your acknowledgment that the above reflects our agreement by signing in the space provided below.

                              Sincerely,

                              /s/ W. Vickery Stoughton

                              W. Vickery Stoughton


Acknowledged and Agreed
this  30th day of April, 1999.

S.R. ONE, LIMITED


By: /s/ Brenda Gavin
   ____________________